Exhibit 11.1

                  DATA SYSTEMS & SOFTWARE INC. AND SUBSIDIARIES

                Calculation of Primary Earnings Per Common Share

                                                         Three months ended
                                                              March 31,
                                                    ---------------------------
                                                       1996             1997
                                                    ----------      -----------
Net income                                          $  754,673      $(3,396,021)
                                                    ==========      ===========
Weighted average number of:
  Common shares outstanding                          7,281,574        7,369,178

  Dilutive common equivalents                           28,027            2,139
                                                    ----------      -----------
Total                                                7,309,601        7,371,317
                                                    ==========      ===========

Earnings per share                                  $     0.10      $     (0.46)
                                                    ==========      ===========

                  Earnings per share assuming full dilution are
                    identical to primary earnings per share.